Exhibit 16.1

FRIEDMAN, MINSK COLE & FASTOVSKY
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS
1880 Century Park East, Suite 1011
Los Angeles, California 90067

October 3, 2002

Gordon McPhedran
Boundless Vision Incorporated
#14 – 700 58th Avenue SW
Calgary, Alberta T2h 2E2 Canada

Dear Mr. McPhedran:

This is to confirm that the client-auditor relationship between Boundless Vision Incorporated (Commission File Number 0-29925) and Friedman, Minsk, Cole & Fastovsky has ceased.

We received a fax from you on October 2, 2002 informing us that Boundless Vision Incorporated has appointed another firm to replace Friedman, Minsk, Cole & Fastovsky as independent accountants for the Company.

We have not performed audit services nor issued an audit or review report for Boundless Vision subsequent to our audit for the tax year ended December 31, 2001. We confirm that through October 3, 2002 there were no disagreements on any matter of accounting principles or practices, financial statement disclosures or audit scope or procedure, which disagreements, if not resolved to our satisfaction, would have caused us to make reference to the subject matters of disagreements in connection with our report.

Sincerely,

/s/ Friedman, Minsk, Cole & Fastovsky
Friedman, Minsk, Cole & Fastovsky